CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
ELKS due 2011	$14,600,000	$1,695.06

December 2010 Pricing Supplement No. 597 Registration Statement No. 333-156423 Dated December 27, 2010 Filed pursuant to Rule 424(b)(2)
STRUCTURED INVESTMENTS
Opportunities in U.S. Equities
ELKS® Based on the American Depositary Shares of Baidu, Inc. due June 24, 2011
Equity LinKed Securities (“ELKS®”)
The ELKS are senior unsecured obligations of Morgan Stanley, will pay a coupon at the rate specified below and will have the terms described below, as supplemented by the accompanying prospectus supplement and prospectus.  The ELKS do not guarantee the return of any principal at maturity.  At maturity, the ELKS will pay either (i) an amount of cash equal to the stated principal amount of the ELKS or (ii) if the closing price of one American Depositary Share of Baidu, Inc. decreases to or below the downside threshold price on any trading day over the term of the ELKS, a number of American Depositary Shares of Baidu, Inc. equal to the equity ratio (as defined below) or, if we so elect, the cash value (determined as of the valuation date) of such shares.  The value of those American Depositary Shares of Baidu, Inc. or that cash, as applicable, may be significantly less than the stated principal amount of the ELKS and may be zero.  The ELKS are senior unsecured obligations of Morgan Stanley, and all payments on the ELKS are subject to the credit risk of Morgan Stanley.
FINAL TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$14,600,000
Stated principal amount:	$10 per ELKS
Issue price:	$10 per ELKS (see “Commissions and Issue Price” below)
Pricing date:	December 27, 2010
Original issue date:	December 30, 2010 (3 business days after the pricing date)
Maturity date:	June 24, 2011
Underlying equity:	Baidu, Inc. American Depositary Shares (“Baidu ADSs”), each Baidu ADS representing 0.1 Class A ordinary share.
Underlying equity issuer:	Baidu, Inc.
Coupon:	13% per annum (approximately equivalent to $0.62833 per ELKS for the term of the ELKS), paid monthly and calculated on a 30/360 basis.
Coupon payment dates:	Monthly, on the 24th of each month, beginning on January 24, 2011
Payment at maturity (per ELKS):
•      If the closing price has not decreased to or below the downside threshold price on any trading day from but excluding the pricing date to and including the valuation date, then you will receive an amount in cash equal to $10 per ELKS; or
•      If the closing price has decreased to or below the downside threshold price on any trading day from but excluding the pricing date to and including the valuation date, then you will receive Baidu ADSs in exchange for each ELKS in an amount equal to the equity ratio per ELKS or, if we so elect, the cash value (determined as of the valuation date) of such Baidu ADSs.  The value of those Baidu ADSs or that cash, as applicable, may be significantly less than the stated principal amount of the ELKS and may be zero.

Initial equity price:	$100.13, which is the closing price of the underlying equity on the pricing date
Downside threshold price:	$80.104, which is 80% of the initial equity price
Equity ratio:	0.09987, which is $10 divided by the initial equity price, subject to adjustment for certain corporate events affecting the underlying equity issuer.
Valuation date:	June 21, 2011, subject to adjustment for non-trading days and certain market disruption events
Listing:	The ELKS will not be listed on any securities exchange.
CUSIP:	61759G158
ISIN:	US61759G1581
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information concerning plan of distribution; conflicts of interest.”
Calculation agent:	MS & Co.
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Issuer
Per ELKS	$10	$0.15	$9.85
Total	$ 14,600,000	$ 219,000	$ 14,381,000
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of ELKS purchased by that investor.  The lowest price payable by an investor is $9.95 per ELKS.  Please see “Syndicate Information” on page 9 for further details.

(2)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.15 for each ELKS they sell.  See “Supplemental information concerning plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement for ELKS.

The ELKS involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on page 12.The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.
Prospectus Supplement for ELKS dated February 9, 2010
Prospectus dated December 23, 2008
The ELKS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

ELKS® Based on the American Depositary Shares of Baidu, Inc. due June 24, 2011
Equity LinKed Securities

Fact Sheet

The ELKS are senior unsecured obligations of Morgan Stanley, do not guarantee the return of any principal at maturity and have the terms described below, as supplemented by the accompanying prospectus supplement and prospectus. At maturity, the ELKS will pay either (i) an amount of cash equal to the stated principal amount of the ELKS or (ii) if the closing price of the underlying equity decreases to or below the downside threshold price on any trading day over the term of the ELKS, a number of shares of the underlying equity equal to the equity ratio or, if we so elect, the cash value (determined as of the valuation date) of such shares.  The value of those shares or that cash may be significantly less than the stated principal amount of the ELKS and may be zero. The ELKS do not guarantee the return of any principal at maturity.  The ELKS are issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the ELKS are subject to the credit risk of Morgan Stanley.  “ELKS” is a registered service mark of Citigroup Global Markets Inc.  Used under license.

Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
December 27, 2010	December 30, 2010 (3 business days after the pricing date)	June 24, 2011, subject to adjustment for non-trading days and certain market disruption events
Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$14,600,000
Issue price:	$10 per ELKS (see “Syndicate Information” on page 9)
Stated principal amount:	$10 per ELKS
Denominations:	$10 and integral multiples thereof
Underlying equity:	Baidu, Inc. American Depositary Shares (“Baidu ADSs”), each Baidu ADS representing 0.1 Class A ordinary share.
Underlying equity issuer:	Baidu, Inc.
Coupon:	13% per annum (approximately equivalent to $0.62833 per ELKS for the term of the ELKS), paid monthly and calculated on a 30/360 basis.
Coupon payment dates:	Monthly, on the 24th of each month, beginning on January 24, 2011
Payment at maturity:
•      If the closing price has not decreased to or below the downside threshold price on any trading day from but excluding the pricing date to and including the valuation date, then you will receive an amount in cash equal to $10 per ELKS; or
•      If the closing price has decreased to or below the downside threshold price on any trading day from but excluding the pricing date to and including the valuation date, then you will receive Baidu ADSs in exchange for each ELKS in an amount equal to the equity ratio per ELKS or, if we so elect, the cash value (determined as of the valuation date) of such Baidu ADSs.  The value of those Baidu ADSs or that cash may be significantly less than the stated principal amount of the ELKS and may be zero.

Initial equity price:	$100.13, which is the closing price of the underlying equity on the pricing date
Downside threshold price:	$80.104, which is 80% of the initial equity price
Equity ratio:	0.09987, which is $10 divided by the initial equity price, subject to adjustment for certain corporate events affecting the underlying equity issuer.
Valuation date:	June 21, 2011, subject to adjustment for non-trading days and certain market disruption events.
Risk factors:	Please see “Risk Factors” beginning on page 12.

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ELKS® Based on the American Depositary Shares of Baidu, Inc. due June 24, 2011
Equity LinKed Securities

General Information
Listing:	The ELKS will not be listed on any securities exchange.
CUSIP:	61759G158
ISIN:	US61759G1581
Minimum ticketing amount:	100 ELKS
Market disruption event
The following replaces “market disruption event” in the prospectus supplement for ELKS in its entirety.

“market disruption event” means, with respect to Baidu ADSs (or, if applicable, Class A ordinary shares of Baidu, Inc. (“Baidu ordinary shares”)), the occurrence or existence of any of the following events, as determined by the Calculation Agent in its sole discretion :

(i)    the occurrence or existence of a suspension, absence or material limitation of trading of Baidu ADSs or Baidu ordinary shares on the primary market for Baidu ADSs or Baidu ordinary shares for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the primary market for Baidu ADSs or Baidu ordinary shares as a result of which the reported trading prices for Baidu ADSs or Baidu ordinary shares during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to Baidu ADSs or Baidu ordinary shares, if available, during the one-half hour period preceding the close of the principal trading session in the applicable market; and

(ii)    a determination by the Calculation Agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the ELKS.

For purposes of determining whether a market disruption event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the primary market, (2) a decision to permanently discontinue trading in the relevant futures or options contract will not constitute a market disruption event, (3) a suspension of trading in options contracts on Baidu ADSs or Baidu ordinary shares by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in options contracts related to Baidu ADSs or Baidu ordinary shares and (4) a suspension, absence or material limitation of trading on the primary securities market on which options contracts related to Baidu ADSs or Baidu ordinary shares are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Price event acceleration:
The following replaces “Price Event Acceleration” in the prospectus supplement for ELKS in its entirety.

If on any two consecutive trading days during the period prior to and ending on the third business day immediately preceding the maturity date, the closing price of Baidu ADSs is less than the acceleration price, the maturity date of the ELKS will be deemed to be accelerated to the third business day immediately following such second trading day.  If on any day Baidu ADSs are not listed on a United States national securities exchange and have not been replaced by Baidu ordinary shares listed on a United States national securities exchange, the maturity date of the ELKS will be deemed to be accelerated to the third business day following such date (such date or such second Trading Day referred to in the previous sentence, the “date of acceleration”).  Upon such acceleration, with respect to the stated principal amount of each ELKS, we will deliver to The Depository Trust Company (“DTC”), as holder of the ELKS, on the date of acceleration:

•      a number of shares of Baidu ADSs equal to the equity ratio, as of such date of acceleration or, if we elect, the cash value of such shares, determined as of such date; and

•      accrued but unpaid coupon to but excluding the date of acceleration plus an amount of cash, as determined by the Calculation Agent, equal to the sum of the present values of the remaining scheduled coupon payments on the ELKS (excluding any portion of such coupon payments accrued to the date of

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Equity LinKed Securities

acceleration) discounted to the date of acceleration based on the comparable yield that we would pay on a non-interest bearing, senior unsecured debt obligation having a maturity equal to the term of each such remaining scheduled payment.

We expect such shares and/or cash will be distributed to investors on the date of acceleration in accordance with the standard rules and procedures of DTC and its direct and indirect participants. Investors will not be entitled to receive the return of the stated principal amount of each ELKS upon a price event acceleration.

Antidilution adjustments
The following replaces “Antidilution Adjustments” in the prospectus supplement for ELKS in its entirety.

The equity ratio and downside threshold price will each be adjusted as follows:

1.           If Baidu ordinary shares are subject to a stock split or reverse stock split, then once such split has become effective, the equity ratio and downside threshold price will be proportionally adjusted; provided, however, that if (and to the extent that) the underlying equity issuer or the depositary for Baidu ADSs has adjusted the number of Baidu ordinary shares represented by each Baidu ADS so that the price of Baidu ADSs would not be affected by such stock split or reverse stock split, no adjustment shall be made to the equity ratio or the downside threshold price.

2.           If Baidu ordinary shares are subject (i) to a stock dividend (issuance of additional Baidu ordinary shares) that is given ratably to all holders of Baidu ordinary shares or (ii) to a distribution of Baidu ordinary shares as a result of the triggering of any provision of the corporate charter of the underlying equity issuer, then once Baidu ADSs are trading ex-dividend, the equity ratio and downside threshold price will be proportionally adjusted; provided, however, that if (and to the extent that) the underlying equity issuer or the depositary for Baidu ADSs has adjusted the number of Baidu ordinary shares represented by each Baidu ADS so that the price of the Baidu ADSs would not be affected by such stock dividend or stock distribution, no adjustment shall be made to the equity ratio or the downside threshold price.

3.           If the underlying equity issuer issues rights or warrants to all holders of Baidu ordinary shares to subscribe for or purchase Baidu ordinary shares at an exercise price per share less than the closing price of Baidu ordinary shares on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the ELKS, then the equity ratio and downside threshold price will be proportionally adjusted; provided, however, that if (and to the extent that) the underlying equity issuer or the depositary for Baidu ADSs has adjusted the number of Baidu ordinary shares represented by each Baidu ADS so that the price of Baidu ADSs would not be affected by such rights or warrants, no adjustment shall be made to the equity ratio or the downside threshold price.

4.           There will be no adjustments to the equity ratio or downside threshold price to reflect cash dividends or other distributions paid with respect to Baidu ordinary shares other than distributions described in paragraph 2, paragraph 3 and clauses (i), (iv) and (v) of paragraph 5 below and Extraordinary Dividends as described below.  A cash dividend or other distribution with respect to Baidu ADSs will be deemed to be an “Extraordinary Dividend” if such cash dividend or distribution exceeds the immediately preceding non-Extraordinary Dividend for Baidu ADSs by an amount equal to at least 10% of the closing price of Baidu ADSs (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the trading day preceding the ex-dividend date (that is, the day on and after which transactions in Baidu ADSs on the primary U.S. organized securities exchange or trading system on which Baidu ADSs are traded no longer carry the right to receive that cash dividend or that cash distribution) for the payment of such Extraordinary Dividend.  If an Extraordinary Dividend occurs with respect to Baidu ADSs, (A) the equity ratio will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new equity ratio will equal the product of (i) the then-current equity ratio and (ii) a fraction (the “extraordinary dividend factor”), the numerator of which is the closing price on the trading day preceding the ex-dividend date, and the denominator of which is the amount by which the closing price on the trading day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount and (B) the downside threshold price will be adjusted to equal the quotient of (i) the then-current downside threshold price and (ii) the extraordinary dividend factor.  The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend for Baidu ADSs will equal (i) in the case of cash dividends or other distributions that constitute regular dividends, the amount per Baidu ADS of such Extraordinary Dividend minus the amount per Baidu ADS of the immediately preceding non-Extraordinary Dividend for Baidu ADS or (ii) in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per Baidu ADS of such Extraordinary Dividend.  To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination shall be conclusive.  A distribution on Baidu ADSs described in clause (i), (iv) or (v)

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Equity LinKed Securities

of paragraph 5 below that also constitutes an Extraordinary Dividend shall cause an adjustment to the equity ratio pursuant only to clause (i), (iv) or (v) of paragraph 5, as applicable.

5.           If (i) there occurs any reclassification or change of Baidu ordinary shares, including, without limitation, as a result of the issuance of any tracking stock by the underlying equity issuer, (ii) the underlying equity issuer or any surviving entity or subsequent surviving entity of the underlying equity issuer (an “underlying equity issuer successor”) has been subject to a merger, combination or consolidation and is not the surviving entity, (iii) any statutory exchange of securities of the underlying equity issuer or any underlying equity issuer successor with another corporation occurs (other than pursuant to clause (ii) above), (iv) the underlying equity issuer is liquidated, (v) the underlying equity issuer issues to all of its shareholders equity securities of an issuer other than the underlying equity issuer (other than in a transaction described in clause (ii), (iii) or (iv) above) (a “Spin-off Event”) or (vi) a tender or exchange offer or going-private transaction is consummated for all the outstanding Baidu ordinary shares (any such event in clauses (i) through (vi), a “Reorganization Event”), the method of determining the amount payable at maturity for each ELKS will be adjusted to provide that investors will be entitled to receive at maturity, in respect of the stated principal amount of each ELKS either:

•      if (x) the closing price of Baidu ADSs has not decreased to or below the downside threshold price on any trading day from and including the pricing date to and including the effective date of the Reorganization Event, and (y) the Exchange Property Value (as defined below) at the time the closing price of Baidu ADSs would otherwise be published or reported has not decreased to or below the downside threshold price on any trading day from and including the effective date of the Reorganization Event to and including the valuation date, an amount of cash equal to the stated principal amount of each ELKS, or

•      if (x) the closing price of Baidu ADSs on any trading day from and including the pricing date to and including the effective date of the Reorganization Event or (y) the Exchange Property Value (as defined below) at the time the closing price of Baidu ADSs would otherwise be published or reported on any trading day from and including the effective date of the Reorganization Event to and including the valuation date has decreased to or below the downside threshold price, securities, cash or any other assets distributed to holders of Baidu ADSs in or as a result of any such Reorganization Event, including (A) in the case of the issuance of tracking stock, the reclassified Baidu ADSs, (B) in the case of a Spin-off Event, Baidu ADSs with respect to which the spun-off security was issued, and (C) in the case of any other Reorganization Event where Baidu ADSs continue to be held by the holders receiving such distribution, Baidu ADSs (collectively, the “Exchange Property”), in an amount equal to the amount of Exchange Property delivered with respect to a number of Baidu ADSs equal to the equity ratio determined at the time of the Reorganization Event, or, at our sole option, the cash value of such Exchange Property as of the valuation date.

If Exchange Property consists of more than one type of property, we will deliver to DTC, as holder of the ELKS, at maturity a pro rata share of each such type of Exchange Property or, if we so elect, the cash value of such Exchange Property, determined as of the valuation date.  We expect that such Exchange Property will be distributed to investors in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  If Exchange Property includes a cash component, investors will not receive any interest accrued on such cash component.  In the event Exchange Property consists of securities, those securities will, in turn, be subject to the antidilution adjustments set forth in paragraphs 1 through 5.

For purposes of determining whether or not the Exchange Property Value has decreased to or below the downside threshold price on any trading day from and including the time of the Reorganization Event to and including the valuation date, “Exchange Property Value” means (i) for any cash received in any Reorganization Event, the value, as determined by the Calculation Agent, as of the date of receipt, of such cash received for one share of the underlying equity, (ii) for any property other than cash or securities received in any such Reorganization Event, the market value, as determined by the Calculation Agent in its sole discretion, as of the date of receipt, of such Exchange Property received for one Baidu ADS and (iii) for any security received in any such Reorganization Event, an amount equal to the trading price, as of the time at which the Exchange Property Value is determined, per unit of such security multiplied by the quantity of such security received for each Baidu ADS at the time of such Reorganization Event.

For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer or going-private transaction involving consideration of particular types, Exchange Property shall be deemed to include the amount of cash or other property delivered by the offeror in the tender or exchange offer (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction).  In the event of a tender or exchange offer or a going-

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private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

Following the occurrence of any Reorganization Event referred to in paragraph 5 above, (i) references to “the underlying equity” in the prospectus supplement for ELKS under “Description of ELKS—No Fractional Shares,” “—General Terms of the ELKS—Some Definitions,” “—Price Event Acceleration” and “—Alternate Exchange Calculation in Case of an Event of Default” shall be deemed to also refer to any other security received by holders of the underlying equity in any such Reorganization Event, and (ii) all other references in the prospectus supplement for ELKS to “the underlying equity” shall be deemed to refer to the Exchange Property into which the ELKS are thereafter exchangeable and references to a “share” or “shares” of the underlying equity shall be deemed to refer to the applicable unit or units of such Exchange Property, unless the context otherwise requires.

In the event that the underlying equity issuer or the depositary for Baidu ADSs elects, in the absence of any of the events described in paragraph 1, 2, 3, 4 or 5 above, to change the number of Baidu ordinary shares that are represented by each Baidu ADS, the equity ratio and the downside threshold price on any trading day after the change becomes effective will be proportionally adjusted.

No adjustment to the equity ratio or downside threshold price will be required unless such adjustment would require a change of at least 0.1% in the equity ratio then in effect.  The equity ratio and downside threshold price resulting from any of the adjustments specified above will each be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward.  Adjustments to the equity ratio and downside threshold price will be made up to the close of business on the valuation date.

No adjustments to the equity ratio or downside threshold price or method of calculating the equity ratio will be required other than those specified above.  The adjustments specified above do not cover all events that could affect the closing price of the underlying equity, including, without limitation, a partial tender or exchange offer for the Baidu ADSs or Baidu ordinary shares. However, the Calculation Agent may, in its sole discretion, make additional changes to the Exchange Factor upon the occurrence of corporate or other similar events that affect or could potentially affect market prices of, or shareholders’ rights in, Baidu ADSs (and/or other Exchange Property), but only to reflect such changes, and not with the aim of changing relative investment risk.

The Calculation Agent shall be solely responsible for the determination and calculation of any adjustments to the equity ratio and downside threshold price or method of calculating the equity ratio and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets (including cash) in connection with any corporate event described in paragraphs 1 through 5 above, and its determinations and calculations with respect thereto shall be conclusive in the absence of manifest error.

The Calculation Agent will provide information as to any adjustments to the equity ratio and downside threshold price or to the method of calculating the amount payable at maturity of the ELKS made pursuant to paragraph 5 above upon written request by any investor in the ELKS.

Tax considerations:
The U.S. federal income tax consequences of an investment in the ELKS are uncertain.  There is no direct legal authority as to the proper tax treatment of the ELKS, and our counsel has not rendered an opinion as to their proper treatment for U.S. federal income tax purposes.  Pursuant to the terms of the ELKS and subject to the discussion in the accompanying prospectus supplement for ELKS under “United States Federal Taxation,” you agree with us to treat an ELKS, under current law, as a unit consisting of (i) an option on a forward contract written by you to us that, if exercised, requires you to purchase the underlying equity (and cash in lieu of fractional shares) or, if we so elect, the cash value of the underlying equity determined as of the valuation date and (ii) a deposit with us of a fixed amount of cash to secure your obligation under the forward contract.  Assuming the characterization of the ELKS as set forth above is respected, a portion of the coupon on the ELKS will be treated as the yield on the deposit, and the remainder will be attributable to the option premium, as described in the section of the accompanying prospectus supplement for ELKS called “United States Federal Taxation ― Tax Consequences to U.S. Holders ― Tax Treatment of the ELKS ― ELKS with a Term Equal to or Less Than One Year.”  We have determined that the yield on the deposit is 0.3671% per annum, compounded monthly.  The remainder of the coupons on the ELKS is attributable to the option premium.

Please read the discussion under “Risk Factors” in this pricing supplement and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for ELKS concerning the U.S. federal income tax consequences of an investment in the ELKS.

Neither this summary nor the section of the accompanying prospectus supplement for ELKS called

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“United States Federal Taxation” addresses the U.S. federal income tax consequences of the ownership or disposition of the underlying equity should a holder receive shares of the underlying equity. Investors should consult their tax advisers regarding the U.S. federal income tax consequences of the ownership or disposition of the underlying equity.
In addition, we will not attempt to ascertain whether Baidu, Inc. is treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Internal Revenue Code of 1986, as amended.  If Baidu, Inc. were so treated, certain adverse U.S. federal income tax consequences might apply to a U.S. Holder upon the sale, exchange or other disposition of the ELKS.  U.S. Holders should refer to information filed with the Securities and Exchange Commission or another governmental authority by Baidu, Inc. and consult their tax advisers regarding the possible consequences to them if Baidu, Inc. is or becomes a PFIC.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not entirely clear whether the ELKS would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the ELKS, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for holders of the ELKS are the character and timing of income or loss (including whether the option premium should be required to be included currently as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax.  Non-U.S. Holders should note that we currently do not intend to withhold on any payments made with respect to the ELKS to Non-U.S. Holders (subject to compliance by such holders with certification requirements necessary to establish an exemption from withholding).  However, in the event of a change of law or any formal or informal guidance by the IRS, Treasury or Congress, we may decide to withhold on payments made with respect to the ELKS to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld.

Both U.S. and non-U.S. investors considering an investment in the ELKS should read the discussion under “Risk Factors” in this pricing supplement and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for ELKS and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the ELKS, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the ELKS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the ELKS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, hedged our anticipated exposure in connection with the ELKS by taking positions in the underlying equity and in options contracts on the underlying equity listed on major securities markets.  Such purchase activity could have increased the initial equity price of the underlying equity used to calculate the downside threshold price, and, therefore, increased the downside threshold price relative to the price of the underlying equity on the pricing date absent such hedging activity.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the ELKS by purchasing and selling the underlying equity, options contracts on the underlying equity listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. We cannot give any assurance that our hedging activities will not affect the price of the underlying equity and, therefore, adversely affect the value of the ELKS or the payment you will receive at maturity.  Additionally, such hedging or trading activities during the term of the ELKS could potentially affect whether the closing price of the underlying equity decreases to or below the downside threshold price and, therefore, whether or not you will receive the stated principal amount of the ELKS or shares of the underlying equity (or, if we so elect, the cash value of such shares, determined as of the valuation date) at maturity.  For further information, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for ELKS.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the ELKS.  Accordingly, among other factors, the fiduciary should

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consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the ELKS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the ELKS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the ELKS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Code Section 4975(d)(20) may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the ELKS.

Because we may be considered a party in interest with respect to many Plans, the ELKS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the ELKS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the ELKS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such ELKS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the ELKS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the ELKS has exclusive responsibility for ensuring that its purchase, holding and disposition of the ELKS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any ELKS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the ELKS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for

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example, an addition to bonus) based on the purchase of ELKS by the account, plan or annuity.
Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the ELKS, either directly or indirectly.

Supplemental information concerning plan of distribution; conflicts of interest:
The agent may distribute the ELKS through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.15 for each ELKS they sell.
MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for ELKS.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price of the ELKS	Selling concession	Principal amount of ELKS for any single investor
$10.00	$0.15	<$1MM
$9.975	$0.125	≥$1MM and <$3MM
$9.9625	$0.1125	≥$3MM and <$5MM
$9.95	$0.10	>$5MM
The agent may reclaim selling concessions allowed to dealers in connection with the offering, if, within 30 days of the offering, the agent repurchases the ELKS distributed by such dealers.

This is a summary of the terms and conditions of the ELKS.  We encourage you to read the accompanying prospectus supplement for ELKS and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

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How the ELKS Work
The following payment scenarios illustrate the potential returns on the ELKS at maturity.

Payment Scenario 1
The closing price of the underlying equity does not decrease to or below the downside threshold price on any trading day from but excluding the pricing date to and including the valuation date, and you receive the monthly coupon until maturity with a full return of principal at maturity.  You will not participate in any appreciation of the underlying equity, even if the closing price of the underlying equity is above the initial equity price at maturity.

Payment Scenario 2
The closing price of the underlying equity decreases to or below the downside threshold price on at least one trading day from but excluding the pricing date to and including the valuation date, and you receive a number of shares of the underlying equity equal to the equity ratio in exchange for each ELKS or, if we so elect, the cash value (determined as of the valuation date) of such shares.  The value of those shares or that cash may be significantly less than the stated principal amount of the ELKS and could be zero.  You will still receive the monthly coupon until maturity if this occurs.

Hypothetical Payments on the ELKS

The following examples illustrate the payment at maturity on the ELKS (assuming an exact six-month term) for a range of hypothetical closing prices for the underlying equity at maturity under two different scenarios for the hypothetical closing prices of the underlying equity during the term of the ELKS, to illustrate the effect on the return at maturity of both the closing price of the underlying equity at maturity and the closing price of the underlying equity relative to the downside threshold price over the term of the ELKS, including on the valuation date.  The numbers appearing in the following tables have been rounded for ease of analysis.

The hypothetical examples are based on the following terms and assume a term of six months:

▪ Stated principal amount (per ELKS):	$10
▪ Hypothetical initial equity price:	$100 (the hypothetical closing price of one share of the underlying equity on the pricing date)
▪ Hypothetical equity ratio:	0.1 (the $10 stated principal amount per ELKS divided by the hypothetical initial equity price)
▪ Hypothetical downside threshold price:	$80 (80% of the hypothetical initial equity price)
▪ Annual coupon:	13%
▪ Hypothetical annualized dividend yield:	0%

TABLE 1:  This table represents the hypothetical payment at maturity and the total payment over the term of the ELKS (assuming an exact six-month term) on a $10 investment in the ELKS if the closing price of the underlying equity has not decreased to or below the hypothetical downside threshold price of $80 on any trading day from but excluding the pricing date to and including the valuation date.  Consequently, the payment at maturity in each of these examples would be made in cash and would not be affected by the value of the underlying equity at maturity.

Hypothetical underlying equity closing price at maturity	Value of payment at maturity per ELKS	Total monthly coupon payments per ELKS	Value of total payment per ELKS	Total return on the underlying equity*	Total return on the ELKS
$0.00	N/A**	N/A	N/A	N/A	N/A
$80.00	N/A**	N/A	N/A	N/A	N/A
$85.00	$10.00	$0.65	$10.65	-15.00%	6.5%
$90.00	$10.00	$0.65	$10.65	-10.00%	6.5%
$100.00	$10.00	$0.65	$10.65	0.00%	6.5%
$125.00	$10.00	$0.65	$10.65	25.00%	6.5%
$150.00	$10.00	$0.65	$10.65	50.00%	6.5%
$175.00	$10.00	$0.65	$10.65	75.00%	6.5%
$200.00	$10.00	$0.65	$10.65	100.00%	6.5%
* Assumes Baidu, Inc. continues not to pay dividends.
** Assumes that if the closing price at maturity was at or below the hypothetical downside threshold price of $80 at maturity, the closing price would have also decreased to or below the hypothetical downside threshold price at some time on or prior to the valuation date.  In this case, the investor would suffer a loss as set out below in Table 2.  Nonetheless, if the underlying equity had decreased to or below the downside threshold price on the maturity date, but had not decreased to or below the downside threshold price on any trading day from but excluding the pricing date to and including the valuation date, investors would still be entitled to receive at maturity the $10 stated principal amount.

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TABLE 2:  This table represents the hypothetical payment at maturity and the total payment over the term of the ELKS (assuming an exact six-month term) on a $10 investment in the ELKS if the closing price of the underlying equity has decreased to or below the downside threshold price of $80 on any trading day from but excluding the pricing date to and including the valuation date.  Consequently, the payment at maturity in each of these examples could be made by the delivery of shares of the underlying equity and, if so, would be affected by the value of the underlying equity at maturity.

Hypothetical underlying equity closing price at maturity	Value of the underlying equity delivered as payment at maturity per ELKS	Total monthly coupon payments per ELKS	Value of total payment per ELKS	Total return on the underlying equity*	Total return on the ELKS
$0.00	$0.000	$0.65	$0.65	-100.00%	-93.5%
$25.00	$2.500	$0.65	$3.15	-75.00%	-68.5%
$50.00	$5.000	$0.65	$5.65	-50.00%	-43.5%
$70.00	$7.000	$0.65	$7.65	-30.00%	-23.5%
$90.00	$9.000	$0.65	$9.65	-10.00%	-3.5%
$93.50	$9.35	$0.65	$10.000	-6.50%	0.00%
$100.00	$10.000	$0.65	$10.65	0.00%	6.5%
$125.00	$12.500	$0.65	$13.15	25.00%	31.5%**
$150.00	$15.000	$0.65	$15.65	50.00%	56.5%**
$175.00	$17.500	$0.65	$18.15	75.00%	81.5%**
$200.00	$20.000	$0.65	$20.65	100.00%	106.5%**
* Assumes Baidu, Inc. continues not to pay dividends.
** You will not receive a positive return on the ELKS in excess of the total monthly coupon payments unless (1) the closing price of the underlying equity on any trading day from but excluding the pricing date to and including the valuation date is less than or equal to the downside threshold price and (2) the closing price of the underlying equity at maturity (or on the valuation date if we elect to deliver the cash value thereof, which will be determined as of such date) is greater than the initial equity price.

Because the closing price of the underlying equity may be subject to significant fluctuation over the term of the ELKS, it is not possible to present a chart or table illustrating the complete range of possible payments at maturity.  The examples of the hypothetical payment calculations above are intended to illustrate the effect of general trends in the price of the underlying equity over the term of the ELKS on the amount payable to you at maturity, if any.  However, the price of the underlying equity may not increase or decrease over the term of the ELKS in accordance with any of the trends depicted by the hypothetical examples above.  The actual payment amounts received by investors will depend on (a) whether the closing price of the underlying equity falls to or below the downside threshold price on any trading day from but excluding the pricing date to and including the valuation date and (b) the closing price of the underlying equity at maturity (or on the valuation date if we elect to deliver the cash value thereof, which will be determined as of such date).

You can review the historical prices of the underlying equity in the section below called “Historical Information” on page 17.  The historical performance of the underlying equity should not be taken as an indication of its future performance during the term of the ELKS.  It is impossible to predict whether the price of the underlying equity will rise or fall during the term of the ELKS, whether the price of the underlying equity will or will not decrease to or below the downside threshold price during the term of ELKS, or whether the closing price of the underlying equity at maturity (or on the valuation date if we elect to deliver the cash value thereof, which will be determined as of such date) will be above the initial equity price.

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Risk Factors

The ELKS are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the ELKS.  Accordingly, investors should consult their own financial and legal advisors as to the risks entailed by an investment in the ELKS and the suitability of the ELKS in light of their particular circumstances.

The following is a non-exhaustive list of certain key risk factors for investors in the ELKS.  For a complete list of risk factors, please see the accompanying prospectus supplement for ELKS and the accompanying prospectus.

▪
The ELKS are not ordinary debt securities — no guaranteed return of principal.  The ELKS combine features of equity and debt.  The terms of the ELKS differ from those of ordinary debt securities in that we will not pay you a fixed amount at maturity.  Our payment to you at maturity will either be (i) an amount of cash equal to the stated principal amount of each ELKS or (ii) if the closing price of the underlying equity decreases to or below the downside threshold price over the term of the ELKS, a number of shares of the underlying equity equal to the equity ratio or, if we so elect, the cash value (determined as of the valuation date) of such shares.  If we deliver shares of the underlying equity at maturity (or the cash value of such shares, determined as of the valuation date) in exchange for each ELKS, the value of those shares or that cash, as applicable, may be significantly less than the stated principal amount of each ELKS and could be zero.  In addition, if we elect to deliver cash in lieu of shares of the underlying equity at maturity, the amount of cash we deliver will be determined as of the valuation date.  Therefore, you will not participate in any appreciation of the underlying equity between the valuation date and the maturity date.  See “How the ELKS Work” on page 10.

▪
You will not participate in any appreciation in the value of the underlying equity, except in certain limited circumstances.  You will not participate in any appreciation in the price of the underlying equity, and your return on the ELKS will be limited to the interest payable on the ELKS, unless: (i) the closing price of the underlying equity declines to or below the downside threshold price on any trading day from but excluding the pricing date to and including the valuation date, scheduled to be June 21, 2011, and (ii) the closing price of the underlying equity at maturity (or on the valuation date if we elect to deliver the cash value thereof, which will be determined as of such date) has recovered and is greater than the initial equity price of the underlying equity.  See “How the ELKS Work” on page 10.

▪
The value of Baidu ADSs is subject to currency exchange rate risk. As Baidu, Inc. has its main operations in China and derives its revenues in Chinese renminbi, fluctuations in the exchange rate between the Chinese renminbi and the U.S. dollar may affect the market price of the Baidu ADSs, which may consequently affect the market value of the ELKS.  The exchange rate between the Chinese renminbi and the U.S. dollar is managed by the Chinese government with reference to a basket of currencies and is based on a daily poll of onshore market dealers and other undisclosed factors.  The People’s Bank of China, the monetary authority in China, sets the spot rate of the Chinese renminbi, and may also use a variety of techniques, such as intervention by its central bank or imposition of regulatory controls or taxes, to affect the Chinese renminbi/U.S. dollar exchange rate.  In the future, the Chinese government may also issue a new currency to replace its existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of the Chinese renminbi in ways that may be adverse to your interests.  The exchange rate is also influenced by political or economic developments in China, the United States or elsewhere and by macroeconomic factors and speculative actions.  To the extent that management of the Chinese renminbi by the People’s Bank of China has resulted in and currently results in trading levels that do not fully reflect market forces, any further changes in the government’s management of the Chinese renminbi could result in significant movement in the value of the Chinese renminbi.  Changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in China and the United States, including economic and political developments in other countries.  The value of Baidu ADSs and thus the value of the ELKS as well as the payment at maturity may be affected by the actions of the Chinese government, by currency fluctuations in response to other market forces and by the movement of currencies across borders.

▪
The ELKS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the ELKS.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the ELKS on coupon payment dates and at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the ELKS, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the ELKS prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the ELKS.

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▪
The ELKS will not be listed and secondary trading may be limited.  The ELKS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the ELKS.  MS & Co. may, but is not obligated to, make a market in the ELKS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the ELKS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the ELKS, the price at which you may be able to trade your ELKS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were to not make a market in the ELKS, it is likely that there would be no secondary market for the ELKS.  Accordingly, you should be willing to hold your ELKS to maturity.

▪
Market price of the ELKS will be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the ELKS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the ELKS in the secondary market.  We expect that generally the price of the underlying equity on any day, including in relation to the downside threshold price, will affect the value of the ELKS more than any other single factor.  However, because the payment on the ELKS is not directly correlated to the value of the underlying equity, the ELKS will trade differently from the underlying equity.  Other factors that may influence the value of the ELKS include:

o	whether the closing price of the underlying equity has decreased to or below the downside threshold price on any trading day;

o	the volatility (frequency and magnitude of changes in price) of the underlying equity;

o	the dividend rate on the underlying equity;

o
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect stock markets generally and that may affect the underlying equity issuer and the price of the underlying equity;

o	interest and yield rates in the market;

o	the time remaining to the maturity of the ELKS;

o	the occurrence of certain events affecting the underlying equity issuer that may or may not require an adjustment to the equity ratio; and

o	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price you will receive if you sell your ELKS prior to maturity.  For example, you may have to sell your ELKS at a substantial discount from the stated principal amount if the price of the underlying equity has declined below the initial equity price, especially if the closing price has decreased to or below the downside threshold price on any trading day after the pricing date of the ELKS.

You cannot predict the future performance of the underlying equity based on its historical performance.  The price of the underlying equity may decrease to or below the downside threshold price and remain below the initial equity price to maturity (or the valuation date if we elect to deliver the cash value thereof, which will be determined as of such date) so that you will receive at maturity shares of the underlying equity or cash worth less than the stated principal amount of the ELKS.  We cannot guarantee that the price of the underlying equity will stay above the downside threshold price over the life of the ELKS or that, if the price of the underlying equity has decreased to or below the downside threshold price, the price of the underlying equity will recover and be at or above the initial equity price at maturity or on the valuation date, as applicable, so that you will receive an amount at least equal to the stated principal amount of the ELKS.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the ELKS at any time in secondary market transactions will likely be significantly lower than the original issue price, since the secondary market prices are likely to exclude commissions paid with respect to the ELKS and the cost of hedging our obligations under the ELKS that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the ELKS or in any secondary market transaction.  In addition, any secondary market prices may differ from

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▪	values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
No affiliation with the underlying equity issuer.  The underlying equity issuer is not an affiliate of ours and is not involved with this offering in any way.  Consequently, we have no ability to control the actions of the underlying equity issuer, including any corporate actions of the type that would require the calculation agent to adjust the payment to you at maturity.  The underlying equity issuer has no obligation to consider your interest as an investor in the ELKS in taking any corporate actions that might affect the value of your ELKS.  None of the money you pay for the ELKS will go to the underlying equity issuer.

▪
Morgan Stanley may engage in business with or involving the underlying equity issuer without regard to your interests.  We or our affiliates may presently or from time to time engage in business with the underlying equity issuer without regard to your interests, including extending loans to, or making equity investments in, the underlying equity issuer or providing advisory services to the underlying equity issuer, such as merger and acquisition advisory services.  In the course of our business, we or our affiliates may acquire non-public information about the underlying equity issuer.  Neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to the underlying equity issuer.  These research reports may or may not recommend that investors buy or hold the underlying equity.

▪
Maturity date of the ELKS may be accelerated.  The maturity of the ELKS will be accelerated if (i) the closing price of the underlying equity on any two consecutive trading days is less than $2.00 or (ii) there is an event of default with respect to the ELKS.  The amount payable to the investor will differ depending on the reason for the acceleration and may be substantially less than the stated principal amount of the ELKS.  See “Description of ELKS—Price Event Acceleration” and “—Alternate Exchange Calculation in Case of an Event of Default” in the accompanying prospectus supplement for ELKS.

▪
You have no shareholder rights.  Investing in the ELKS is not equivalent to investing in the underlying equity.  As an investor in the ELKS, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying equity.  In addition, you do not have the right to exchange your ELKS for cash or for the underlying equity prior to maturity.

▪
The ELKS may become exchangeable into the American Depositary Shares or common stock of companies other than the underlying equity issuer.  Following certain corporate events relating to the underlying equity, such as a stock-for-stock merger where the underlying equity issuer is not the surviving entity, you will receive at maturity cash or a number of American Depositary Shares or shares of common stock of a successor corporation to the underlying equity issuer based on the closing price of such successor’s American Depositary Shares or common stock.  We describe the specific corporate events that can lead to these adjustments in the section of the accompanying prospectus supplement called “Description of ELKS—Antidilution Adjustments.”  The occurrence of such corporate events and the consequent adjustments may materially and adversely affect the market price of the ELKS.

▪
The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the underlying equity or Baidu ordinary shares.  MS & Co., as calculation agent, will adjust the equity ratio and the downside threshold price for certain events affecting the underlying equity or Baidu ordinary shares, such as stock splits and stock dividends, and certain other corporate actions involving the underlying equity issuer, such as mergers.  However, the calculation agent will not make an adjustment for every corporate event that could affect the underlying equity or Baidu ordinary shares.  For example, the calculation agent is not required to make any adjustments if the underlying equity issuer offers Baidu ADSs or Baidu ordinary shares for cash or in connection with acquisitions.  If an event occurs that does not require the calculation agent to adjust the amount of the underlying equity deliverable at maturity, the market price of the ELKS may be materially and adversely affected.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the ELKS.  As calculation agent, MS & Co. will determine whether the closing price of the underlying equity has decreased to or below the downside threshold price during the term of the ELKS, whether a market disruption event has occurred, the appropriate payment you receive at maturity, including, if we elect to deliver cash in lieu of shares of the underlying equity, the cash value of such shares on the valuation date, any adjustment to the equity ratio to reflect certain corporate and other events and the appropriate underlying security or securities to be delivered at maturity following certain extraordinary dividends or reorganization events.  Any of these determinations made by MS & Co., in its capacity as calculation agent, including adjustments to the equity ratio, may adversely affect the amount payable to

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▪	you at maturity of the ELKS. See the section of the accompanying prospectus supplement called “Description of ELKS—Antidilution Adjustments.”

The original issue price of the ELKS includes the agent’s commissions and certain costs of hedging our obligations under the ELKS.  The subsidiaries through which we hedge our obligations under the ELKS expect to make a profit.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected.

▪
Hedging and trading activity by our subsidiaries could potentially affect the value of the ELKS.  One or more of our subsidiaries have carried out , and will continue to carry out, hedging activities related to the ELKS, including trading in the underlying equity as well as in other instruments related to the underlying equity.  Some of our subsidiaries also trade the underlying equity and other financial instruments related to the underlying equity on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could have increased the price of the underlying equity on the pricing date and, accordingly, increased the initial equity price used to calculate the downside threshold price, thereby increasing the downside threshold price relative to the price of the underlying equity absent such hedging or trading activity.  Additionally, such hedging or trading activities during the term of the ELKS could potentially affect whether the closing price of the underlying equity decreases to or below the downside threshold price and, therefore, whether or not you will receive the stated principal amount of the ELKS or shares of the underlying equity (or, if we so elect, the cash value thereof, determined as of the valuation date) at maturity.

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The U.S. federal income tax consequences of an investment in the ELKS are uncertain.  There is no direct legal authority as to the proper treatment of the ELKS for U.S. federal income tax purposes, and our counsel has not rendered an opinion as to their proper tax treatment.  Please read the discussion under “Fact Sheet ― General Information ― Tax considerations” in this pricing supplement and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for ELKS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the ELKS.  If the IRS were successful in asserting an alternative treatment for the ELKS, the timing and character of income on the ELKS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  We do not plan to request a ruling from the IRS regarding the tax treatment of the ELKS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not entirely clear whether the ELKS would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the ELKS, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for holders of the ELKS are the character and timing of income or loss (including whether the option premium should be required to be included currently as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax.  Non-U.S. Holders should note that we currently do not intend to withhold on any payments made with respect to the ELKS to Non-U.S. Holders (subject to compliance by such holders with certification requirements necessary to establish an exemption from withholding).  However, in the event of a change of law or any formal or informal guidance by the IRS, Treasury or Congress, we may decide to withhold on payments made with respect to the ELKS to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the ELKS, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdictions.

December 2010	Page 15

ELKS® Based on the American Depositary Shares of Baidu, Inc. due June 24, 2011
Equity LinKed Securities

Information about the Underlying Equity

Baidu, Inc. is a Chinese language Internet search provider.  The underlying equity is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Information provided to or filed with the Securities and Exchange Commission by Baidu, Inc. pursuant to the Exchange Act can be located by reference to the Securities and Exchange Commission file number 000-51469 through the Securities and Exchange Commission’s website at.www.sec.gov.  In addition, information regarding Baidu, Inc. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  See the section called “Description of ELKS – The Underlying Equity Issuer and Underlying Equity – Public Information” in the accompanying prospectus supplement for ELKS.

This pricing supplement relates only to the ELKS referenced hereby and does not relate to the underlying equity or other securities of Baidu, Inc.  The issuer has derived all disclosures contained in this pricing supplement regarding Baidu, Inc. from the publicly available documents described in the preceding paragraph.  In connection with the offering of the ELKS, neither the issuer nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to Baidu, Inc.  Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding Baidu, Inc. is accurate or complete.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of the underlying equity.

December 2010	Page 16

ELKS® Based on the American Depositary Shares of Baidu, Inc. due June 24, 2011
Equity LinKed Securities

Historical Information

The following table sets forth the published high and low closing prices of, as well as dividends on, the underlying equity for each quarter in the period from January 1, 2007 through December 27, 2010.  The closing price of the underlying equity on December 27, 2010 was $100.13.  The associated graph shows the closing prices for the underlying equity for each day in the same period.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  You should not take the historical prices of the underlying equity as an indication of its future performance.  No assurance can be given as to the closing price of the underlying equity on any trading day during the term of the ELKS.

American Depositary Shares of Baidu, Inc. (CUSIP 056752108)	High ($)	Low ($)	Dividends ($)
2007
First Quarter	13.12	9.58	–
Second Quarter	16.80	9.35	–
Third Quarter	30.34	16.89	–
Fourth Quarter	41.69	28.48	–
2008
First Quarter	38.19	20.79	–
Second Quarter	37.38	27.33	–
Third Quarter	35.02	23.12	–
Fourth Quarter	26.61	10.45	–
2009
First Quarter	18.83	10.94	–
Second Quarter	30.92	17.48	–
Third Quarter	40.29	27.49	–
Fourth Quarter	44.22	37.20	–
2010
First Quarter	60.85	38.65	–
Second Quarter	78.21	60.00	–
Third Quarter	103.82	67.45	–
Fourth Quarter (through December 27, 2010)	114.10	96.22	–

We make no representation as to the amount of dividends, if any, that Baidu, Inc. may pay in the future.  In any event, as an investor in the ELKS, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Baidu, Inc.

American Depositary Shares of Baidu, Inc. – Daily Closing Prices January 1, 2007 to December 27, 2010

December 2010	Page 17

ELKS® Based on the American Depositary Shares of Baidu, Inc. due June 24, 2011
Equity LinKed Securities

Where You Can Find More Information

Morgan Stanley has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for ELKS) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates.  You should read the prospectus in that registration statement, the prospectus supplement for ELKS and any other documents relating to this offering that Morgan Stanley has filed with the SEC for more complete information about Morgan Stanley and this offering.  You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, Morgan Stanley will arrange to send you the prospectus and the prospectus supplement for ELKS if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at .www.sec.gov as follows:

Prospectus Supplement for ELKS dated February 9, 2010
Prospectus dated December 23, 2008

Terms used in this pricing supplement are defined in the prospectus supplement for ELKS or in the prospectus.  As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to Morgan Stanley.

December 2010	Page 18